                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
Information Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              E*TRADE GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              E*TRADE GROUP, INC.
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
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

                              E*TRADE GROUP, INC.

                                   --------

                                  SUPPLEMENT
                                      to
                                PROXY STATEMENT

                              Dated June 1, 1999

  This Supplement relates to the Proxy Statement dated May 26, 1999 circulated in connection with the Special Meeting of the Shareowners (the "Meeting") of E*TRADE Group, Inc. (the "Company") to be held on June 25, 1999 or any postponement or adjournment thereof.

  At the Meeting, the Shareowners will be asked to consider and take action upon a proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized common stock from 300,000,000 shares to 600,000,000 shares (the "Proposal").

  On May 31, 1999, the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Turbo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Telebanc Financial Corp., a Delaware corporation ("Telebanc"), pursuant to which Merger Sub will be merged with and into Telebanc with Telebanc surviving as a wholly owned subsidiary of the Company (the "Merger"). Based on the number of shares of common stock of Telebanc which Telebanc has represented and warranted in the Merger Agreement were issued and outstanding as of May 28, 1999, the Company expects to issue an aggregate of 40,799,882 shares of common stock of the Company ("Common Stock") in the Merger. As of May 28, 1999, the Company had 36,392,798 authorized, unissued and unreserved shares of Common Stock. Accordingly, the Merger is conditioned upon approval by the Shareowners of an increase in the authorized Common Stock by an amount necessary to consummate the Merger (the "Authorized Share Increase").

  As a result of the foregoing, a portion of the increase in authorized Common Stock (approximately 4,407,084 of the 300,000,000 share increase) sought to be approved pursuant to the Proposal will be used to issue the share consideration in the Merger. In the event that the Shareowners do not approve the Proposal at the Meeting or any postponement or adjournment thereof, the Company has agreed pursuant to the Merger Agreement to seek Shareowner approval of the Authorized Share Increase at a subsequent meeting of Shareowners. The Merger Agreement is terminable if the Authorized Share Increase is not approved at such subsequent meeting of Shareowners.

                                             [LOGO OF E*TRADE APPEARS HERE]

                                  June 7, 1999

TO THE SHAREOWNERS:

   E*TRADE recently entered into a definitive agreement to merge with Telebanc Financial Corp., creating the first Internet company to unite banking and brokerage services. This merger will allow us to add online banking services to our existing suite of online financial services, and eliminate the need for our customers to maintain multiple financial relationships.

   In connection with the merger, the Company will be required to issue or reserve for issuance approximately 4,407,000 shares of Common Stock in excess of the number of shares which are currently authorized. Approval of the proposed increase in the number of authorized shares at the Special Meeting of Shareowners will allow us to issue these shares in the merger. This is explained in more detail in the enclosed Supplement to the Proxy Statement.

   The Telebanc merger has been unanimously approved by our Board of Directors. We believe it will make available to millions of consumers a powerful online financial management experience, while allowing E*TRADE to better serve and aggressively expand its existing one-million-plus customer account base. On behalf of the Board of Directors, I urge you to vote FOR the proposal to increase the number of authorized shares of the Company from 300 million to 600 million.

                                          Sincerely,

                                          /s/ Christos M. Cotsakos
                                          Christos M. Cotsakos
                                          Chairman and Chief Executive Officer
                                          E*TRADE GROUP, INC.

E*TRADE Group, Inc.
4 Embarcadero Place, 2400 Geng Road
Palo Alto, CA 94303

t: 650.842.2500
f: 650.842.2552
www.etrade.com